China Bio-Energy Reports Record First Quarter 2009 Financial Results

XI'AN, China, May 13 /PRNewswire-Asia-FirstCall/ -- China Bio Energy Holdings Group (OTC Bulletin Board: CBEH), a leading manufacturer and distributor of biodiesel and distributor of petroleum-related products including gasoline, diesel, and heavy oil in China, today announced its financial results for the first quarter of 2009.

-- First quarter 2009 sales increase 65.0% to $58.6 million, net income increases 54.4% to $7.2 million with EPS of $0.21 vs. $0.15
-- Company reported $35.4 million in cash and equivalents on March 31, 2009 and generated $11.7 million in cash flow from operations for Q1
-- Reaffirms 2009 Guidance: Revenues and Net Income of at least $240.7 million and $33.7 million, respectively
-- Management to Host Earnings Conference Call on May 14, 2009 at 4:15pm EDT

SUMMARY FINANCIALS

First Quarter 2009 Results

	Q1 2009	Q1 2008	CHANGE
Net Sales	$58.7 million	$35.6 million	+65.0%
Gross Profit	$7.7 million	$5.0 million	+53.1%
Net Income	$7.2 million	$4.7 million	+54.4%
EPS (Fully Diluted)	$0.21	$0.15	+40.0%

First Quarter 2009 Financial Results

Net Sales -- Net Sales for the first quarter of 2009 were $58.7 million compared to $35.6 million in the first quarter of 2008, an increase of 65.0%. The increase was mainly due to strong growth among its three business segments, finished oil distribution, biodiesel production and sales generated by five fully operational gas stations. China Bio Energy also reports revenue in its three business segments as shown in the chart below:

First Quarter 2009 Revenue Breakdown (Unaudited)

	Q1 2009	Q1 2008	CHANGE
Distribution of Finished Oil	$39.3 million	$27.9 million	+40.9%
% of Sales	67.0%	78.4%
Biodiesel Production	$11.3 million	$6.8 million	+66.2%
% of Sales	19.3%	19.1%
Retail Gas Stations	$8.1 million	$0.88 million	+820.5%
% of Sales	13.7%	2.5%
Total Sales	$58.7 million	$35.6 million	+65.0%

"We are very pleased with our results for the first quarter which was the culmination of strong growth across all three business segments," stated Mr. Gao Xincheng, Chief Executive Officer of China Bio Energy Holdings Group. "Despite a current environment of lower oil prices in China and worldwide, we believe that several fundamental factors are firmly in place which will drive future revenue and earnings growth for our Company. These include China's increasing demand for energy to accommodate future organic domestic growth, which will benefit directly from the stimulus plan, an increase in utilization of both consumer and commercial vehicles, a shortage of domestic oil resources and dependence on foreign sources, in addition to government initiatives to increase the utilization rate for alternative fuel while decreasing pollution emissions."

Cost of Sales -- Cost of sales for the first quarter of 2009 was $51.0 million compared to $30.5 million in 2008, an increase of 66.9%. The increase was due to the rise in production and sales activities. Cost of sales as a percentage of sales was approximately 86.9% for the first quarter of 2009 and 85.9% for same period in 2008. The increase was due to higher inventory cost of finished oil carried over from the forth quarter of 2008, a modest increase in the cost of biodiesel feedstock, and rental expense for the four additional gas stations.

Gross Profit and Gross Margin -- Gross profit was $7.7 million for the first quarter of 2009 compared to $5.0 million for the same period in 2008, an increase of 53.1% and represented gross margins of approximately 13% and 14%, respectively. The slight decrease in gross margin is primarily due to factors listed above which impacted costs of sales. During the first quarter of 2009, the gross profit margin for biodiesel production and sales was approximately 24.0% while gross profit margin for distribution of finished oil products, such as gasoline and diesel oil, was approximately 10.5% and retail gas stations generated a gross margin of 11.6%.

Operating Expenses -- Selling, general and administrative expenses for the first quarter of 2009 were approximately $0.56 million compared to $0.32 million for the same period in 2008, an increase of 73.8%. Total operating expenses as a percentage of sales for the first quarter of 2009 and 2008 were 0.95% and 0.90%, respectively. The increase was mainly attributed to legal fees, stock option expenses for the independent directors and employees, and other expenses in connection with the Company becoming a publicly traded company in the United States.

Net Income -- Net income for the first quarter of 2009, was $7.2 million or $0.21 per diluted share, up 54.4% compared with net income of approximately $4.7 million, or $0.15 per diluted share, during the same period in 2008. In the first quarter of fiscal year 2009, the average weighted shares outstanding were 34.6 million shares versus 31.5 million shares in the first quarter of 2008.

Liquidity and Capital Resources

Cash and cash equivalents were $35.4 million on March 31, 2009, compared to $23.1 million on December 31, 2008. The Company had working capital of $75.5 million on March 31, 2009 and a current ratio of 19.3 to 1. Inventories were $20.6 million and the accounts receivable balance was $5.6 million on March 31, 2009, compared to $22.3 and $8.2 million on December 31, 2008, respectively. The annualized days sales outstanding for the first quarter 2009 were 10 days. Net cash provided by operations was $11.7 million in the first quarter of 2009, compared to $1.1 million provided by operations in the first quarter of 2008. The net cash inflow increased during the first quarter of 2009 was primarily due to a large increase in net income.

Financial Outlook for 2009

Management reaffirms 2009 guidance and expects to report calendar 2009 revenues of at least $240.7 million and net income of at least $33.7 million, representing an increase of 11% and 18% compared to 2008 revenue and adjusted net income, respectively. Guidance includes the addition of 50,000 tons of incremental biodiesel production capacity expected to come online during Q3 2009 and include the planned acquisition or lease of additional retail gas stations.

Business Outlook for 2009

The Company plans to expand its current biodiesel production capacity of 100,000 tons to 150,000 tons, either through strategic acquisitions or through a new build-out in 2009. The Company anticipates $15 million in capital expenditures to accomplish this goal. China Bio Energy utilizes a proprietary biodiesel production process which can accommodate two disparate feedstocks, thus minimizing input costs while ensuring optimal supply to maximize capacity utilization. CBEH is the only integrated biodiesel producer in China with a distribution license and are one of only three companies in Shaanxi licensed to distribute both finished and heavy oil, two factors which create significant barriers to entry and strong competitive advantages.

China Bio Energy's management plans to grow its biodiesel production, distribution business, while further expanding the footprint of its retail service stations. On the distribution and retail side, the Company benefits from its advantageous location, well-established supplier relationships as well as an extensive distribution network that has valuable railway access to reach remote parts of China that other distribution companies cannot currently reach. The company plans to strengthen its outreach in certain key distribution areas in costal and northwestern regions of China such as Shandong Province, Guangdong Province, and Xinjiang Province. It has also established additional sales offices within the provinces with which it currently is doing business for more in-depth penetration of distribution network and channels. It also plans to add another five to seven retail gas stations through acquisition or lease, which will benefit its overall distribution profit margins. Management believes the increase in sales volume from these initiatives will drive incremental revenue and profitability even in a low oil price environment.

Conference Call Information

Management will hold a conference call to discuss its 2009 first quarter at 4:15 pm EDT on May 14, 2009. Interested parties may access the call by dialing +1-800-877-941-7133 from within the United States, or +1-480-629-9031 if calling internationally. The conference ID is 4077348. It is advisable to dial in approximately 5-10 minutes prior to the start of the call. A replay will be available through May 21, 2009 and can be accessed by dialing +1-800-406-7325 (U.S.), +1-303- 590-3030 (Int'l), passcode 4077348.

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00006468 . To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp ..

About China Bio Energy Holdings Group

    CBEH is a distributor of refined oil products including gasoline, diesel, and heavy oil, and a manufacturer and distributor of biodiesel fuel. CBEH's biodiesel fuel is made at its 100,000-ton capacity facility in Shaanxi Province. Feedstock consists of naturally growing non-edible seeds and waste oil from restaurants. CBEH's biodiesel can be used as a complete substitute for petro-diesel or can be blended with petro-diesel. The Company's products are sold via its own distribution network, which includes four fuel depots in Shaanxi Province that have both road and rail access.

Safe Harbor Statement

This press release contains certain statements that may include"forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

China Bio Energy Holdings Group
Alex Gong, VP of Capital Market
Tel:   +86-136-0127-9912
Email: alexgong08@gmail.com
Web:   http://www.cbeh.net.cn/

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net
Web:   http://www.hcinternational.net

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35,386,602	$23,119,028
Restricted cash	396,857	919,351
Accounts receivable	5,565,717	8,164,320
Other receivables and deposits	194,460	3,986,984
Prepaid expenses	2,000,531	1,884,102
Advance to suppliers	15,467,225	17,945,487
Inventories, net	20,642,907	22,268,903
Due from related party	—	—
Total current assets	79,654,299	78,288,175

Prepaid rents	5,970,499	6,408,568
Property and equipment, net	9,709,457	9,997,674
Total noncurrent assets	15,679,956	16,406,242
TOTAL ASSETS	$95,334,255	$94,694,417
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,463	$—
Advance from customers	874,178	4,580,462
Taxes payable	820,369	735,461
Other payables	203,259	3,232,088
Loans payable	2,233,040	2,247,197
Total current liabilities	4,132,309	10,795,208
Loans payable - Non-current	—	—
TOTAL LIABILITIES	4,132,309	10,795,208

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value ;authorized shares 10,000,000; issued and outstanding 3,465,753 and 3,465,753 shares at March 31, 2009 and December 31 2008, respectively	3,465	3,465
Common stock, $.0001 par value; authorized shares 79,000,000; issued and outstanding 27,169,091 and 27,169,091 shares at March 31, 2009 and December 31, 2008, respectively	2,716	2,716
Additional paid in capital	44,516,840	44,434,250
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive
income	5,355,898	5,337,003
Retained earnings	36,402,913	29,201,661
Total stockholders' equity	91,201,946	83,899,209
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$95,334,255	$94,694,417

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(Unaudited)	For The Three Months Ended March 31,
	2009	2008

Sales	$58,658,668	$35,560,840
Cost of goods sold	50,981,714	30,547,663
Gross profit	7,676,954	5,013,177
Selling, general and administrative expenses	555,849	319,806

Income from operations	7,121,105	4,693,371
Non-operating income (expenses)
Interest expenses	(33,518)	(28,271)
Subsidy income	116,964	—
Other expense	(3,299)	(195)
Stock based compensation - make good provision	—	—
Total non-operating expenses	80,147	(28,466)
Net income	7,201,252	4,664,905
Other comprehensive item
Foreign currency translation gain	(50,784)	1,243,160
Comprehensive Income	$7,150,468	$5,908,065
Basic and diluted weighted average shares outstanding
Basic	27,169,091	25,454,545
Diluted	34,622,712	31,459,006
Basic and diluted net earnings per share available to common stockholders
Basic	$0.27	$0.18
Diluted	$0.21	$0.15

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)	Preferred stock		Common stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2006	—	—	23,954,545	2,395
Capital contribution	—	—	—	—
Recapitalization on reverse acquisition	—	—	1,500,000	150
Shares issued for cash	1,000,000	1,000	—	—
Net income for the year	—	—	—	—
Transfer to statutory reserves	—	—	—	—
Foreign currency translation gain	—	—	—	—
Balance at December 31, 2007	1,000,000	1,000	25,454,545	2,545
Preferred shares issued for cash	2,465,753	2,465	—	—
Warrant exercised	—	—	1,704,546	170
Employee stock issued	—	—	10,000	1
Net income for the year	—	—	—	—
Beneficial Conversion - Deemed dividend	—	—	—	—
Stock-based compensation - Make good provision	—	—	—	—
Transfer to statutory reserves	—	—	—	—
Foreign currency translation gain	—	—	—	—
Balance at December 31, 2008	3,465,753	$3,465	27,169,091	$2,716
Shares issued to employees	—	—	—	—
Stock purchase option - directors	—	—	—	—
Net income for the period	—	—	—	—
Foreign currency translation gain (loss)	—	—	—	—
Balance at March 31, 2009	3,465,753	3,465	27,169,091	2,716

	Additional		Other
	paid in	Statutory	comprehensive
	capital	reserves	income
Balance at December 31, 2006	2,533,837	1,110,374	624,806
Capital contribution	3,905,724	—	—
Recapitalization on reverse acquisition	(150)	—	—
Shares issued for cash	13,172,527	—	—
Net income for the year	—	—	—
Transfer to statutory reserves	—	940,656	—
Foreign currency translation gain	—	—	1,694,926
Balance at December 31, 2007	19,611,938	2,051,030	2,319,732
Preferred shares issued for cash	8,997,535	—	—
Warrant exercised	5,113,465	—	—
Employee stock issued	9,944	—	—
Net income for the year	—	—	—
Beneficial Conversion - Deemed dividend	863,014	—	—
Stock-based compensation - Make good provision	9,838,354	—	—
Transfer to statutory reserves	—	2,869,084	—
Foreign currency translation gain	—	—	3,017,271
Balance at December 31, 2008	$44,434,250	$4,920,114	$5,337,003
Shares issued to employees	19,890	—	—
Stock purchase option - directors	62,700	—	—
Net income for the period	—	—	—
Foreign currency translation gain (loss)	—	—	18,895
Balance at March 31, 2009	44,516,840	4,920,114	5,355,898

		Total
	Retained	stockholders'
	earnings	equity

Balance at December 31, 2006	9,969,017	14,240,429
Capital contribution	—	3,905,724
Recapitalization on reverse acquisition	—	—
Shares issued for cash	(3,398,534)	9,774,993
Net income for the year	8,579,565	8,579,565
Transfer to statutory reserves	(940,656)	—
Foreign currency translation gain	—	1,694,926
Balance at December 31, 2007	14,209,392	38,195,637
Preferred shares issued for cash	—	9,000,000
Warrant exercised	—	5,113,635
Employee stock issued	—	9,945
Net income for the year	18,724,367	18,724,367
Beneficial Conversion - Deemed dividend	(863,014)	—
Stock-based compensation - Make good provision	—	9,838,354
Transfer to statutory reserves	(2,869,084)	—
Foreign currency translation gain	—	3,017,271
Balance at December 31, 2008	$29,201,661	$83,899,209
Shares issued to employees	—	19,890
Stock purchase option - directors	—	62,700
Net income for the period	7,201,252	7,201,252
Foreign currency translation gain (loss)	—	18,895
Balance at March 31, 2009	36,402,913	91,201,946

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)	For The Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,201,252	$4,664,905
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	292,744	225,045
Stock based compensation	82,590	—
(Increase) decrease in current
assets:
Accounts receivable	2,597,481	(5,481,284)
Other receivables, deposits and prepaid expenses	4,112,288	251,082
Advance to suppliers	2,478,674	2,279,926
Inventories	1,627,802	162,999
Due from related party	—	(38,069)
Increase (decrease) in current
liabilities:
Accounts payable	—	(182,927)
Advance from customers	(3,703,649)	1,421,163
Taxes payable	84,725	156,005
Other payables and accrued expenses	(3,025,122)	(2,384,782)
Net cash provided by (used in) operating activities	11,748,785	1,074,063
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of investment	—	—
Acquisition of property and equipment	(3,324)	(82,235)
Construction in progress	—	(865,607)
Net cash used in investing activities	(3,324)	(947,842)
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released	522,500	—
Repayment of auto loans long term notes payable	(14,473)	(12,783)
Net cash provided by financing activities	508,027	(12,783)
EFFECT OF EXCHANGE RATE CHANGE ON
CASH AND CASH EQUIVALENTS	14,086	56,410
NET INCREASE IN CASH AND CASH
EQUIVALENTS	12,267,574	169,848
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	23,119,028	1,382,371
CASH AND CASH EQUIVALENTS, END OF
YEAR	$35,386,602	$1,552,219
Supplemental Cash flow data:
Income tax paid	$—	$—
Interest paid	$38,372	$27,658

SOURCE China Bio Energy Holdings Group